EXHIBIT 99.1

August 5, 2020

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter and Future Plans

MIDLAND, TX – 08/5/2020 – Mexco Energy Corporation (NYSE American: MXC) today reported net loss of $299,670 for the quarter ending June 30, 2020, the Company’s first quarter of fiscal 2021. This compares to a net loss of $54,186 for the quarter ending June 30, 2019.

Operating revenues in the first quarter of fiscal 2021 were $370,456, a decrease of 47% from $699,591 for the first quarter of fiscal 2020. This is the result of a 56% decrease in oil prices and a 29% decrease in gas prices partially offset by a 9% increase in oil production and an 11% increase in gas production. The average sales price of oil and natural gas respectively for the quarter ending June 30, 2020 was $24.48 per barrel and $1.03 per Mcf compared to $55.47 per barrel and $1.44 per Mcf for the quarter ending June 30, 2019.

The Company currently plans to participate in the drilling and completion of approximately 20 horizontal wells at an estimated aggregate cost of approximately $950,000 for the fiscal year ending March 31, 2021. During the first quarter of fiscal 2021, Mexco participated with various percentage interests in the drilling of 8 of these wells in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico with aggregate costs of approximately $205,000.

The Company also plans to expend approximately $280,000 for the additional completion costs of 22 drilled but uncompleted horizontal wells located in Eddy and Lea Counties, New Mexico that the Company participated in drilling during fiscal 2020. Of these wells, 4 were completed in April 2020 and when completed were producing at an aggregate average rate of 3,298 barrels of oil 6,486 barrels of water; and 6,154,000 cubic feet of gas per day, or 4,324 barrels of oil equivalent per day. Mexco’s working interest in these wells is .48%. Another 3 of these wells were completed in May 2020 and were producing at an aggregate average rate of 1,801 barrels of oil and 6,626,000 cubic feet of gas per day, or 2,905 barrels of oil equivalent per day. Mexco’s interest in these wells is .006%.

The President and Chief Financial Officer of the Company stated, “I am optimistic about our currently improved oil and gas prices, increasing oil and gas production volumes and further reduced costs occurring after the quarter now being reported.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2020. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.